Exhibit 21.1

SUBSIDIARIES OF COMPANY

Diamond Animal Health, Inc., an Iowa corporation

Heska Imaging US, LLC, a Delaware Limited Liability Company (54.6% owned)

Heska AG, a corporation incorporated under the laws of Switzerland

Sensor Devices, Inc., a Wisconsin Corporation (inactive)